SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                        --------------------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                     --------------------------------------

                          Barringer Technologies, Inc.
             (Exact name of registrant as specified in its charter)



           Delaware                                          84-0720473
(State of incorporation or organization)       (IRS Employer Identification No.)



 219 South Street, Murray Hill, New Jersey                       07974
(Address of principal executive offices)                      (Zip Code)



Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                         Name of each exchange on which
to be so registered                         each class is to be registered

None


If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]


Securities to be registered pursuant to Section 12(g) of the Act:

Stock Purchase Rights

Item 1.  Description of Registrant's Securities to be Registered.

          On August 26, 1998, the Board of Directors of Barringer Technologies, Inc., a Delaware corporation (the "Company"), declared a dividend payable on September 9, 1998 of one right (a "Right") for each outstanding share of common stock, par value $.01 per share, of the Company held of record at the close of business on September 8, 1998, or issued thereafter and prior to the Separation Time (as defined in the Rights Agreement referred to below) and thereafter pursuant to options and convertible securities outstanding at the Separation Time. The Rights will be issued pursuant to a Stockholder Protection Rights Agreement, dated as of August 26, 1998 (the "Rights Agreement"), between the Company and American Stock Transfer & Trust Company, as Rights Agent.

          The description of the Rights contained in the Company's Current Report on Form 8-K dated August 26, 1998 is hereby incorporated by reference herein.

          The Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of the Participating Preferred Stock) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the Rights incorporated by reference to the Company's Current Report on Form 8-K, dated August 26, 1998, is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.


Item 2.                    Exhibits.

Exhibit No.                Description

     1.                    Rights Agreement.

     2.                    Forms  of  Rights  Certificate  and  of  Election  to
                           Exercise,   included  in  Exhibit  A  to  the  Rights
                           Agreement.

     3. Form of Certificate of Designation and Terms of Participating Preferred Stock, included in Exhibit B to the Rights Agreement.

                                    SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     BARRINGER TECHNOLOGIES INC.



                                     By:     /s/  Stanley S. Binder
                                             Name:  Stanley S. Binder
                                             Title: Chairman of the Board
                                                    and Chief Executive Officer



Date:  September 2, 1998

                                  EXHIBIT INDEX

                                                                  Sequentially
Exhibit No.                Description                            Numbered Page

   1. Stockholder Protection Rights Agreement, dated as of August 26, 1998 (the "Rights Agreement"), between Barringer Technologies, Inc. and American Stock Transfer &
                           Trust Company, as Rights Agent
                           (previously filed as Exhibit 4.1 to the
                           Company's Current Report on Form
                           8-K, dated August 26, 1998, and
                           incorporated herein by reference).

   2.                      Forms of Rights Certificate and
                           of Election to Exercise, included
                           in Exhibit A to the Rights
                           Agreement.

   3. Form of Certificate of Designation and Terms of Participating Preferred Stock of the Company, included in Exhibit B to the Rights Agreement.